Exhibit 99.1

Contact:	Wayne Byrne
AGY Investor Relations
PH:	+(1) 803-643-1257
wayne.byrne@agy.com

AGY Announces Acquisition in Asia Pacific Region

AIKEN, SC, USA—(June 15, 2009)—AGY, a leading global producer of glass fiber yarns and high-strength glass fiber reinforcements, announced that it has acquired a 70% controlling interest in the Shanghai-based yarn manufacturing business of Grace THW Group. The transaction closed on June 10, 2009 and the company has been renamed AGY Shanghai Technology Co., Ltd. Grace THW remains a 30% shareholder in the venture and AGY has the option and intent to buy the remaining shares from Grace THW at some point in the near future. AGY Shanghai Technology Co., Ltd is a producer of E-glass yarns and is unaffiliated with the fabric weaving business of Grace THW.

The acquisition expands AGY’s geographic yarn manufacturing footprint and enables it to service its growing Asia Pacific customer base. The Asia Pacific region represents a large market for AGY products and technology due to its diverse and widespread application base and its continuing economic growth. “We see significant opportunities in the Asia Pacific region for expanding our revenues and earnings over the long-term as a number of markets we serve, such as electronics, aerospace and wind energy are expected to grow rapidly in the region,” said Doug Mattscheck, AGY Chief Executive Officer. “We are taking advantage of these growth opportunities through the purchase of AGY Shanghai Technology Co., Ltd.”

The AGY-managed facility is a world-class, state-of-the art operation with capacity to produce in excess of 18,000 MT. “Our goal is to become the preeminent independent yarn manufacturer in Asia by offering locally produced E-glass products based around AGY’s recognized industry leading technology. Many of our fabric customers want a strategic partnership with a high quality independent yarn supplier who can provide them with a strong base of local support and manufacturing, and that’s exactly what we can provide them,” said Mattscheck. “We are currently building our sales, marketing and customer service teams to capitalize on the region’s significant growth opportunities.”

For more information, please call 888-434-0945, or visit AGY’s website at www.agy.com.

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About AGY

AGY is a leading global producer of glass fiber yarns and high-strength glass fiber reinforcements used in a variety of composites applications. The company serves a diverse range of markets including aerospace and defense, electronics, construction and industrial. Headquartered in Aiken, South Carolina USA, AGY has a European office in Lyon, France and manufacturing facilities in the U.S. in Aiken, South Carolina and Huntingdon, Pennsylvania. Additional information may be found at the company’s website, www.agy.com or by email at asktheexpert@agy.com.